February 11, 2005
For Release:      Immediately
Contact:          Investors:        Stacey A. Renner, (845) 486-5370
                  News Media:       Denise D. VanBuren, (845) 471-8323

                     CH Energy Group Reports Annual Earnings

(Poughkeepsie, NY) CH Energy Group, Inc. (NYSE:CHG) today announced earnings per share during 2004 of $2.69 per share, down 9 cents from the $2.78 per share posted in 2003. Both operating subsidiaries reported improved operating results for the year, despite the milder weather that depressed sales volumes in 2004, as compared to 2003. Increased business development costs and reduced investment income lowered total annual earnings.

         "These year-end results fell within the range we projected. We've chosen to keep our re-deployable equity in more-liquid, short-term investments so that we have ready access to this capital while we explore new business opportunities. And, we expended approximately 5 cents per share investigating new ventures last year, as we continue to seek opportunities to invest to enhance shareholder value for the long term," said Steven V. Lant, Chairman of the Board, President and Chief Executive Officer.

         "We're optimistic that we'll find appropriate investment opportunities for our approximately $90 million of re-deployable equity, which will provide a return over time that will more than offset the temporary effects of reduced investment income and development costs. And, we're encouraged by the increase in earnings per share we realized at both operating subsidiaries," said Lant.

Central Hudson Gas & Electric Corporation
         Despite milder weather in 2004 compared to 2003, annual earnings from this regulated business unit increased by 2 cents, to $2.39 from $2.37 per share due to continued productivity improvements and electric sales growth of 2 percent from growth in the number of customers. Natural gas sales increased by 2 percent when normalized for weather, and natural gas revenues from large industrial transportation customers also increased. Also contributing to the increased earnings were reduced carrying charges associated with the declining balance in the "Customer Benefit Fund," as that account was used to supply customer refunds, finance economic development activities, offset pension benefit costs and fund other programs.

Central Hudson Enterprises Corporation (CHEC)

         "We saw continued improvement in the operating efficiency of our CHEC companies last year, which more than offset the impact of weather that was 6-percent warmer in 2004 as compared to that of 2003," Lant said. Earnings within the family of competitive fuel oil delivery companies were up 1 cent as compared to the previous year to 19 cents; weather-hedging contracts helped to offset the impact of warmer weather.

CH Energy Group, Inc.

         Holding company earnings were 8 cents per share during the reporting period, a decrease of 13 cents compared to 2003. This was primarily attributable to reduced investment income and increased business development expenses.

2005 Earnings Projections

         Lant reiterated the Company's earlier projection that 2005 consolidated annual earnings would total between $2.55 and $2.75 per share. Earnings expectations for individual subsidiary units were projected as follows: $2.15 - $2.25 per share from regulated utility Central Hudson; 20 - 25 cents per share from fuel distribution companies held within CHEC; and 20 - 25 cents per share, primarily interest income, from holding company CH Energy Group, Inc. and partnership investments of CHEC.

About CH Energy Group

         With more than 440,000 customers, CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries: Central Hudson Gas & Electric is a regulated transmission and distribution utility serving approximately 355,000 customers in eight counties of New York State's Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends from the suburbs of metropolitan New York City north to the Capital District at Albany. Central Hudson Enterprises Corporation includes business units delivering energy and related services to nearly 85,000 customers in eight states and the District of Columbia. Its regional footprint stretches from Connecticut to the Washington, D.C. area, as well as an interest in a Lexington, Neb., ethanol plant.
                                   # # #

Conference Call: Mr. Lant will conduct a conference call with analysts and investors to review financial results at 4:00 p.m. (ET) today, Feb. 11, 2005. Dial-in: 1-800-230-1951; Conference Name: "CH Energy Group." A digitized replay of the call will be available from 9:15 p.m. (ET) on Feb. 11, 2005, until 11:59 p.m. (ET) on Feb. 18, 2005, by dialing 1-800-475-6701 and entering access code # 769649. In addition, consolidated financial statements are available on the Company's website at www.CHEnergyGroup.com. ---------------------

Forward-Looking Statements

     Statements included in this news release, including its Appendix and the documents incorporated by reference which are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by words including "anticipates," "believes," "projects," "intends," "estimates," "expects," "plans," "assumes," "seeks," and similar expressions. Forward-looking statements including, without limitation, those relating to Registrants' future business prospects, revenues, proceeds, working capital, liquidity, income and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors including those identified from time to time in the forward-looking statements. Those factors include, but are not limited to: weather; energy supply and demand; fuel prices; interest rates; potential future acquisitions; developments in the legislative, regulatory and competitive environment; market risks; electric and gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs; the success of strategies to satisfy electricity requirements now that Central Hudson's major electric generation assets have been sold; future market prices for energy, capacity, and ancillary services; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. Registrants undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

CH Energy Group, Inc. announces the following operating results for the periods indicated:

3 Months Ended December 31                          2004                   2003
                                                    ----                   ----

  Operating Revenues                         $ 201,293,000         $188,517,000

  Net Income                                 $   9,487,000        $  11,461,000

  Earnings Per Share - Basic                        $  .60               $  .73
  Earnings Per Share - Diluted                      $  .60               $  .72

  Average Shares Outstanding - Basic            15,762,000           15,762,000
  Average Shares Outstanding - Diluted          15,768,000           15,766,000


12 Months Ended December 31                        2004                    2003
                                                   ----                    ----

  Operating Revenues                         $791,512,000          $806,684,000

  Net Income                                 $ 42,423,000         $  43,985,000

  Earnings Per Share - Basic                       $ 2.69                $ 2.78
  Earnings Per Share - Diluted                     $ 2.69                $ 2.77

  Average Shares Outstanding - Basic           15,762,000            15,831,000
  Average Shares Outstanding - Diluted         15,771,000            15,835,000
                                                                      page  -1-

                                    APPENDIX
Highlights Relative to the Prior Year

                                                                      2004 More
Year Ended December 31:                2004             2003   (Less) than 2003
                                       -----            -----  ----------------

Operating Revenues               $791,512,000    $806,684,000   $   (15,172,000)

Income Available for
         Common Stock            $ 42,423,000    $ 43,985,000   $    (1,562,000)

Earnings Per Share
  of Common Stock (Basic)               $2.69           $2.78   $         ( .09)

Average Shares Outstanding (Basic) 15,762,000      15,831,000

Consolidated basic earnings per share of CH Energy Group, Inc. decreased $.09 per share in 2004 due to the following:

         CH Energy Group Inc., Holding Company (CHEG):  - $.13

o Down $.06 from a reduction in investment income due primarily to the liquidation, by July 2003, of CHEG's Alternate Investment Program and reinvestment of the proceeds in low risk and lower yield money market instruments.

o Down $.04 from an increase in business development costs. This increase reflects efforts to redeploy the capital made available from the liquidation of the Alternate Investment Program in suitable investment opportunities.

o Down $.03 due to an increase in other expenses, which includes an increase in New York State income tax expense.

Central Hudson Gas & Electric  Corp. (CHG&E):  + $.02

o Up $.12 due largely to a reduction in regulatory carrying charges due to customers resulting primarily from a declining Customer Benefit Fund ("Fund") balance. The decrease in the Fund results from the continuation of customer refunds in 2004; the ongoing funding of economic development initiatives and other programs; and the use of the Fund to offset deferred pension and other post-employment benefit costs, as authorized in CHG&E's modified settlement agreement with the New York State Public Service Commission ("PSC") effective July 1, 2004. Earnings also increased due to a reduction in preferred stock dividends, reflecting the repurchase of certain issues of preferred stock in October 2003. The increase was partially offset by a reduction in miscellaneous interest income and capitalized interest.

o Up $.11 from electric net operating revenues due to an increase in sales (net of the cost of purchased electricity, fuel and revenue taxes). Electric sales increased 2% in 2004 as compared to 2003 and weather normalized sales increased 3%. The overall increase in sales was due to increased usage by existing industrial customers and an increase in residential and commercial sales resulting primarily from customer growth. The average number of residential and commercial customers each increased by 1%. The milder weather experienced during the first half of 2004 as compared to 2003 impacted net electric revenues by ($.01) per share, net of the effect of weather hedging contracts.

o Up $.03 due to an increase in natural gas operating revenues, net of the cost of gas and revenue taxes. After adjusting for the negative impact of weather ($.03 per share) including the effect of weather hedging contracts, growth in firm gas deliveries increased earnings by $.02 per share. Increases in large industrial transportation revenues added $.02 per share, and recovery of increased working capital and bad debt costs added $.02 per share.

o Up $.01 due to the favorable impact of a lower number of CHEG common stock shares outstanding.

o Down $.16 from electric regulatory mechanisms. Electric shared earnings increased by $.12 due to an increase in ratemaking operating income during the six months ended June 2004 as compared to 2003 and a reduction in the sharing threshold per the provisions of the modified settlement agreement effective July 1, 2004. The remaining reduction was largely due to potential PSC assessments for service interruptions.

o Down $.07 due to an increase in depreciation and amortization on utility plant assets.

o Down $.03 due to an increase in taxes other than income taxes primarily related to an increase in property and payroll taxes.

o Up $.01 due to the net effect of various other items including a reduction in income taxes.


                                                                       page  -2-

Central Hudson Enterprises Corp.  (CHEC):  + $.02

o Up $.05 due to a reduction in operating expenses (excluding the cost of petroleum and natural gas) due to improved operating efficiencies at the fuel oil distribution subsidiaries and fewer deliveries due to milder weather experienced in the first half of the year. The reduction in operating expenses also reflects a decrease of $.02 per share in operating expenses resulting from the sale of CHEC's natural gas business unit in October 2003.

o Up $.01 due to increased net income from CHEC's energy services and investments in partnerships.

o Down $.04 due to a decrease in net revenues (net of fuel and other related expenses) from CHEC's fuel oil distribution subsidiaries. Net revenues were reduced by $.05 per share due to the sale of the natural gas business. Service gross profit increased $.04 per share while gross profit from sales of petroleum products decreased $.03. The decrease in petroleum sales resulted from customer conservation due to the increased cost of heating oil and from a reduction in net accounts due to the roll-out of a new marketing program which focuses on customer profitability rather than customer count. Heating degree-days were 6% lower in 2004 than 2003 affecting earnings by approximately ($.07); however, this was offset by weather hedging contracts.

                                                                       page -3-
2004 Results of Operations
CH Energy Group, Inc. (Consolidated)

Other Income on a consolidated basis decreased $4.0 million due primarily to a decrease in investment income from the liquidation of CHEG's Alternate Investment Program portfolio of securities by July 2003; an increase in business development costs by CHEG to find suitable investment opportunities in which to redeploy its available capital; and a reduction in CHG&E investment income and regulatory carrying charges due from customers related to pension costs. In its June 2004 Rate Order adopting the terms of CHG&E's Joint Proposal for Rate Plan Modification, the PSC authorized the use of the Customer Benefit Fund to offset pension under-collection balances, which serves to further reduce the balance upon which carrying charges for pension costs are determined. This reduction in carrying charges was offset by a corresponding reduction in interest charges described below.

Central Hudson Gas & Electric Corp.

Utility sales of electricity for delivery within CHG&E's service territory increased 2% in 2004 as compared to 2003. Sales to residential customers increased 1%, sales to commercial customers increased 2% and sales to industrial customers increased 3%. Sales to residential and commercial customers increased due primarily to customer growth and increased usage despite milder weather in the first half of 2004 as compared to 2003. Industrial sales increased due to additional usage by existing customers. Actual heating billing degree-days were 9% less than last year and 4% lower than normal.

Utility sales of natural gas delivered to firm CHG&E customers decreased 3% in 2004 as compared to the prior year. Residential and commercial sales, primarily space heating sales, decreased 5% and 1%, respectively, due largely to a decrease in usage resulting from the milder weather experienced in the first half of the year. The decrease in sales was partially offset by customer growth. Industrial sales, representing approximately 5% of total firm sales in 2004 and 2003, decreased by 9%. Interruptible sales increased 3% due largely to an increase in sales to large industrial transportation customers.

Utility electric and gas operating revenues decreased $24.9 million (4.3%) from $580.7 million in 2003 to $555.8 million in 2004. Electric revenues decreased $26.8 million (5.9%) and gas revenues increased $1.9 million (1.6%). The decrease in electric revenues is due primarily to a decrease in revenues collected through CHG&E's energy cost adjustment mechanism to recover its cost of purchased electricity; a reduction in Customer Benefit Fund revenues offsetting electric reliability program costs which effectively was completed by the end of 2003; and an increase in shared earnings. The reduction in electric revenues was partially offset by an increase in revenues from sales of electricity including the favorable effect of weather hedging contracts. Natural gas revenues increased due largely to an increase in revenues collected for the recovery of natural gas supply costs; an increase in natural gas sold for resale; and an increase in revenues from sales of natural gas, net of weather hedging contracts. An increase in shared earnings partially offset the increase in natural gas revenues.

Total utility operating expenses, including income taxes, decreased $22.4 million (4.2%) from $538.3 million in 2003 to $515.9 million in 2004. Purchased electricity decreased by $17.0 million due largely to the recording of amounts related to the recovery of electric supply costs via CHG&E's cost recovery mechanism and a reduction in volumes purchased due to an increase in purchases by retail access customers. Other expenses of operation decreased $8.4 million due primarily to a reduction in expenses for CHG&E's electric reliability program and a decrease in storm restoration costs. The electric reliability program was effectively completed in 2003 and was funded by the Customer Benefit Fund. Partially offsetting the decrease in utility operating expenses was an increase of $1.4 million in the cost of purchased natural gas and an increase in income taxes. The increase in purchased natural gas was largely driven by an increase in wholesale costs partially offset by a decrease in costs relative to volume and also, amounts recorded related to the recovery of gas supply costs.

Interest Charges and Preferred Stock Dividends decreased $4.5 million largely resulting from a decrease in regulatory carrying charges due to customers primarily due to a declining Customer Benefit Fund balance. In addition to providing additional customer refunds in 2004 and continuing to fund economic development initiatives and other programs, the Customer Benefit Fund was also used to offset deferred pension and other post-employment benefit costs, as authorized in CHG&E's modified settlement agreement with the New York State Public Service Commission ("PSC") effective July 1, 2004. The reduction in preferred stock dividends reflects the repurchase of certain issues of preferred stock in October 2003.

                                                                        page -4-

Central Hudson Enterprises Corp.

Sales of petroleum products for CHEC decreased 6.4 million gallons (4.2%) to
147.7 million gallons in 2004 from 154.1 million gallons in 2003. This was primarily due to a decrease of 8.2 million gallons (10.1%) in sales of heating oil from 81.4 million gallons in 2003 to 73.2 million in 2004. The reduction in sales was primarily due to warmer weather as evidenced by an average decrease of 6% in heating degree-days in 2004 as compared to 2003 and also, customer conservation due to the increased cost of heating oil. Additionally, the sales of propane gallons decreased .3 million gallons from 2.9 million gallons in 2003 to 2.6 million gallons in 2004. Partially offsetting the decreases in sales of heating oil and propane was an increase in sales of motor fuels. Gallons of motor fuel sold increased by 2.1 million gallons (3%) from 69.8 million gallons in 2003 to 71.9 million gallons in 2004. Due to the sale of SCASCO's natural gas business unit in October 2003, there were no sales of natural gas in 2004 as compared to sales of 1.8 million Mcfs in 2003.

Revenues, net of the effect of weather hedging contracts, increased $9.7 million (4.3%) from $226.0 million in 2003 to $235.7 million in 2004. Revenues from petroleum products increased $24.1 million (12.6%) from $192 million in 2003 to $216.1 million in 2004 largely due to an increase in motor fuel revenues. These revenues increased $22.7 million (29.7%) from $76.4 million in 2003 to $99.1 million in 2004 due primarily to a rise in the average selling price of motor fuels and an increase in sales volume. Heating oil revenues also increased by $1.5 million to $112 million largely due to the effect of weather hedging contracts with more favorable terms for 2004 than 2003. Partially offsetting the overall increase in revenues is a reduction of $13.7 million in natural gas revenues due to the sale of SCASCO's natural gas business. Other revenues related to service and installations, energy services and propane sales decreased by $.8 million.

Operating expenses for CHEC increased $9.8 million (4.5%) from $219.1 million in 2003 to $228.9 million in 2004. The most significant operating expense for CHEC is the cost of petroleum, which increased $24.7 million due primarily to higher wholesale market prices of petroleum. This was partially offset by a decrease of $12.3 million in natural gas costs due to the sale of the natural gas business unit in 2003. Other operating expenses decreased $2.6 million largely due to improved operating efficiencies by the fuel oil distribution subsidiaries and lower sales due to milder weather experienced in the first half of the year.

CH Energy Group, Inc.
Fourth Quarter 2004 Relative to the Prior Year

Earnings per share for the quarter ended December 31, 2004 decreased $.13 per share as compared to the same quarter in 2003. The financial results for the quarter reflect decreases in electric and natural gas net revenues due primarily to the June 2004 completion of CHG&E's amortization of electric and gas delivery revenues. These revenues were deferred in the period July 1, 2001, to June 30, 2002, in accordance with a settlement agreement with the PSC. An increase in earnings from electric residential sales due to customer growth and increased usage partially offset the decrease in electric net revenues. Earnings also reflect a reduction due to an increase in CHG&E's operating expenses largely due to the maintenance of overhead electric distribution lines, mainly additional line clearance efforts; and also, increases in depreciation and property taxes on utility plant assets. The increase in operating expenses was partially offset by a reduction in expenses related to storm restoration efforts. Earnings for CHEC and CHEG (the holding company) were comparable for both periods.

Energy Group remains in a strong financial position. At December 31, 2004, the Company had $119.1 million in cash and cash equivalents. In addition, its current obligations included $12.0 million of short-term debt outstanding.

                                      # # #
Please note that this report plus the consolidated financial statements are available on the Company's website at www.chenergygroup.com.

                                                                   CH ENERGY GROUP, INC.
                                                           CONSOLIDATED STATEMENT OF INCOME

                                                             (Unaudited)                     (Audited)
                                                            3 Months Ended                12 Months Ended
                                                             December 31,                  December 31,
                                                      ---------------------------     ------------------------

                                                          2004           2003            2004         2003
                                                      -------------   -----------     -----------   ----------
                                                                        (Thousands of Dollars)
Operating Revenues
  Electric                                                $100,743      $103,999        $430,575     $457,395
  Natural Gas                                               29,010        27,005         125,230      123,306
  Competitive Business Subsidiaries                         71,540        57,513         235,707      225,983
                                                      -------------   -----------     -----------   ----------
    Total Operating Revenues                               201,293       188,517         791,512      806,684
                                                      -------------   -----------     -----------   ----------

Operating Expenses
  Operations - Purchased Electricity and Fuel Used in
            Electric Generation, Purchased Natural Gas,
            and Purchased Petroleum                        127,897       110,481         498,287      501,516
    Other Expenses of Operation - Regulated Activities      26,330        26,594          98,748      107,105
    Other Expenses of Operation - Comp. Bus. Subsidiaries   14,179        14,476          53,666       56,195
  Depreciation and Amortization                              8,799         8,668          34,640       33,611
  Taxes, Other Than Income Tax                               8,502         8,829          31,038       31,956
                                                      -------------   -----------     -----------   ----------
    Total Operating Expenses                               185,707       169,048         716,379      730,383
                                                      -------------   -----------     -----------   ----------

Operating Income                                            15,586        19,469          75,133       76,301
                                                      -------------   -----------     -----------   ----------

Other Income
  Allowance for Equity Funds Used During Construction         (103)           79             151          436
  Interest and Investment Income                             2,095         2,815           9,920       12,225
  Other - Net                                                2,546         2,518           7,391        8,810
                                                      -------------   -----------     -----------   ----------
    Total Other Income                                       4,538         5,412          17,462       21,471
                                                      -------------   -----------     -----------   ----------

Interest Charges
  Interest on Debt                                           3,052         2,849          11,488       11,269
  Other Interest                                             1,265         2,314           6,679       10,987
  Allowance for Borrowed Funds Used During Construction        (52)           18            (221)        (291)
                                                      -------------   -----------     -----------   ----------
    Total Interest Charges                                   4,265         5,181          17,946       21,965
                                                      -------------   -----------     -----------   ----------

Income Before Income Taxes and
  Preferred Dividends of Subsidiary                         15,859        19,700          74,649       75,807

  Income Taxes                                               6,130         7,997          31,256       30,435
                                                      -------------   -----------     -----------   ----------

Income Before Preferred Dividends of Subsidiary              9,729        11,703          43,393       45,372

  Cumulative Preferred Stock Dividends of Subsidiary           242           242             970        1,387
                                                      -------------   -----------     -----------   ----------

Net Income                                                   9,487        11,461          42,423       43,985

Dividends Declared on Common Stock                           8,511         8,511          34,046       34,093
                                                      -------------   -----------     -----------   ----------

Amount Retained in the Business                               $976        $2,950          $8,377       $9,892
                                                      =============   ===========     ===========   ==========


Ave. Shares of Common Stock Outstanding-(Basic) (000s)      15,762        15,762          15,762       15,831
Ave. Shares of Common Stock Outstanding-(Diluted) (000s)    15,768        15,766          15,771       15,835

Earnings Per Share - (Basic)                                 $0.60         $0.73           $2.69        $2.78
Earnings Per Share - (Diluted)                               $0.60         $0.72           $2.69        $2.77

Dividends Declared Per Share                                 $0.54         $0.54           $2.16        $2.16

                                 CH ENERGY GROUP, INC.
                             CONSOLIDATED BALANCE SHEET


                                                       December 31,        December 31,
                                                          2004 1             2003 2
                                                       --------------------------------
                                                       --------------------------------
                   ASSETS                                   (Thousands of Dollars)
UTILITY PLANT
  Utility Plant                                          $1,021,912           $959,945
    Less Accumulated Depreciation                           315,691            309,208
                                                       -------------      -------------
                                                       -------------      -------------

                                                            706,221            650,737
  Construction Work in Progress                              38,846             56,764
                                                       -------------      -------------
                                                       -------------      -------------

  Net Utility Plant                                         745,067            707,501
                                                       -------------      -------------
                                                       -------------      -------------

OTHER PROPERTY AND PLANT & EQUIPMENT                         23,139             21,589
                                                       -------------      -------------
                                                       -------------      -------------


CURRENT ASSETS
  Cash and Cash Equivalents                                 119,117            125,834
  Accounts Receivable from Customers                         64,436             61,223
  Materials & Supplies                                       21,459             19,847
  Fair Value of Derivative Instruments                            -                869
  Regulatory Assets                                          17,454              4,432
  Special Deposits and Prepayments                           20,767             23,315
  Accumulated Deferred Income Tax                             9,454              9,584
  Other                                                      13,678             19,834
                                                       -------------      -------------
                                                       -------------      -------------

                                                            266,365            264,938
                                                       -------------      -------------
                                                       -------------      -------------

DEFERRED CHARGES AND OTHER ASSETS                           252,433            316,048
                                                       -------------      -------------
                                                       -------------      -------------


      TOTAL                                              $1,287,004         $1,310,076
                                                       =============      =============
                                                       =============      =============


    CAPITALIZATION and LIABILITIES

CAPITALIZATION
  Common Equity  3                                         $493,465           $485,424
  Cumulative Preferred Stock:
    Not subject to mandatory redemption                      21,030             21,030
  Long-term Debt                                            319,883            278,880
                                                       -------------      -------------
                                                       -------------      -------------

                                                            834,378            785,334
                                                       -------------      -------------
                                                       -------------      -------------


CURRENT LIABILITIES
  Current Maturities of Long-term Debt                            -             15,000
  Notes Payable                                              12,000             16,000
  Accounts Payable                                           43,418             40,602
  Accrued Interest                                            4,629              4,274
  Dividends Payable                                           8,754              8,754
  Fair Value of Derivative Instruments                          906                  -
  Other                                                      31,795             36,071
                                                       -------------      -------------
                                                       -------------      -------------

                                                            101,502            120,701
                                                       -------------      -------------
                                                       -------------      -------------

DEFERRED CREDITS AND OTHER LIABILITIES                      230,349            298,409
                                                       -------------      -------------
                                                       -------------      -------------

ACCUMULATED DEFERRED INCOME TAX  (NET)                      120,775            105,632
                                                       -------------      -------------
                                                       -------------      -------------

      TOTAL                                              $1,287,004         $1,310,076
                                                       =============      =============
                                                       =============      =============


 1 Audited.

 2 Subject to explanations contained in the Annual Report of the Company for 2003.

 3 Shares outstanding at December 31, 2004 = 15,762,000.
   Shares outstanding at December 31, 2003 = 15,762,000.

                                           Selected Financial Information
                                           ------------------------------

                                                3 Months Ended December 31,                 12 Months Ended December 31,
                                           -------------------------------------     ---------------------------------------
                                              2004           2003       % Variation     2004            2003        % Variation
                                           -----------    -----------   -----------  -----------     ------------   -----------
CENTRAL HUDSON GAS & ELECTRIC CORP.
-----------------------------------
    Sales of Electricity (Mwh):  *
         Residential                          468,151        457,045          2       2,007,695        1,979,676          1
         Commercial                           470,924        469,582          -       1,969,831        1,930,674          2
         Industrial                           365,205        356,397          2       1,477,368        1,432,946          3
         Unbilled and Other                    15,078         15,529         (3)         37,259           36,408          2
                                           -----------    -----------   --------     -----------     ------------   --------

              Total Own Territory           1,319,358      1,298,553          2       5,492,153        5,379,704          2
                                           ===========    ===========   ========     ===========     ============   ========


    Sales of Gas (Mcf.):  *
         Residential                          953,252      1,006,642         (5)      5,221,080        5,481,658         (5)
         Commercial                         1,488,139      1,532,195         (3)      6,237,261        6,268,863         (1)
         Industrial                           133,035        143,547         (7)        565,347          623,075         (9)
         Unbilled and Other                   282,008        272,069          4          36,265            5,520        557
                                           -----------    -----------   --------     -----------     ------------   --------

    Total Firm Sales                        2,856,434      2,954,453         (3)     12,059,953       12,379,116         (3)

         Interruptible Sales                1,070,698        985,067          9       3,540,358        3,451,906          3
                                           -----------    -----------   --------     -----------     ------------   --------

    Total Own Territory                     3,927,132      3,939,520          -      15,600,311       15,831,022         (1)
                                           ===========    ===========   ========     ===========     ============   ========


          *  Includes volumes related to Electric
                or Gas Energy Delivery Services.

    Cooling Degree Days:
         Billing Cycle                             91             98         (7)            673              642          5
         Actual in Period                           -              -          -             673              642          5

    Heating Degree Days:
         Billing Cycle                          1,049          1,082         (3)          5,954            6,552         (9)
         Actual in Period                       2,123          2,116          -           5,982            6,455         (7)

    Electric Output For Own Territory  (Mwh.):
         Generated                             53,512         59,357        (10)        174,434          188,686         (8)
         Purchased                          1,327,728      1,347,036         (1)      5,476,826        5,409,937          1
                                           -----------    -----------   --------     -----------     ------------   --------

    Total                                   1,381,240      1,406,393         (2)      5,651,260        5,598,623          1
                                           ===========    ===========   ========     ===========     ============   ========

    Gas Send-out  Firm Customers  (Mcf.)    3,171,467      3,177,090          -       9,934,450       10,262,029         (3)
                                           ===========    ===========   ========     ===========     ============   ========


CH ENERGY GROUP, INC.
---------------------
    Earnings Per Share - (Basic)                $0.60          $0.73        (18)          $2.69            $2.78         (3)
    Dividends Declared Per Share                $0.54          $0.54          -           $2.16            $2.16          -




                                                                                      Dec. 31,        Dec. 31,
                                                                                        2004            2003        % Variation
                                                                                     -----------     ------------   -----------

              Book Value Per Share                                                       $31.31           $30.80          2

              Retained Earnings (000s)                                                 $187,772         $179,395          5

              Common Equity Ratio (%)                                                     58.3%            59.5%         (2)


                                                        CH ENERGY GROUP, INC.
                                                        ---------------------

                                                        Selected Financial Indices
                                                        --------------------------

                                                 Calendar Year 2004 vs Calendar Year 2003
                                                 ---------------------------------------

                                                                     Calendar              Calendar
                                                                       Year                  Year
                                                                       2004                  2003
                                                                   --------------        -------------


Earnings Per Share - (Basic)                                               $2.69                $2.78

Earned Return on Common Equity  (Per Books)                                8.52%                8.99%

Pretax Coverage of Total Interest charges, excluding AFDC                 4.34 x               3.78 x

Dividends Declared                                                         $2.16                $2.16

Pay-out Ratio                                                              80.3%                77.7%

Percent of Cash Construction Expenditures
     Financed from Internal Funds   (1)                                   100.0%               100.0%

Common Equity Ratio                                                        58.3%                59.5%

Retained Earnings  ($000)                                               $187,772             $179,395

Book Value Per Share  (End of Period)                                     $31.31               $30.80



(1) Internal funds used in this measurement for the Year 2003 exclude pension contributions of $10,000,000 made in September 2003.

CH Energy Group Segment Information - 12 Months Ended December 31, 2004

                                              Regulated                    Unregulated
                                     ------------------------    ---------------------------
          ($000s Except                            Natural         Fuel Oil
      Earnings Per Share)              Electric       Gas         Distribution       Other        Elim(s).         Total
                                     ------------------------    ---------------------------   -----------   --------------
    Revenues from
        external customers              $430,575    $125,230         $234,704        $1,003        -              $791,512
      Intersegment revenues                   11         259          -             -              ($270)          -
                                     ------------------------    ---------------------------   ----------    --------------
               Total Revenues           $430,586    $125,489         $234,704        $1,003        ($270)         $791,512

      Earnings before income taxes       $50,547     $15,558           $4,885        $2,689        -               $73,679

      Net Income                         $29,158      $8,521           $2,933        $1,811        -               $42,423

      Earnings per share (basic)           $1.85       $0.54            $0.19         $0.11 (1)    -                 $2.69

      Segment Assets @ 12/31/04         $767,842    $260,797         $141,613      $116,752        -            $1,287,004

   (1)The amount of Unregulated EPS attributable to CHEC's other business activities was $0.03 per share,  with the balance of $.08 per share resulting primarily from investment activity.


     CH Energy Group Segment Information - 12 Months Ended December 31, 2003

                                              Regulated                 Unregulated
                                     ------------------------    ---------------------------
          ($000s Except                            Natural         Fuel Oil
      Earnings Per Share)             Electric       Gas         Distribution       Other       Elim(s).         Total
                                     ------------------------    ---------------------------  -----------    --------------
      Revenues from
        external customers              $457,395    $123,306         $224,808        $1,175        -              $806,684
      Intersegment revenues                    9         346          -             -              ($355)          -
                                     ------------------------    ---------------------------   ----------    --------------

               Total Revenues           $457,404    $123,652         $224,808        $1,175        ($355)         $806,684

      Earnings before income taxes       $47,452     $17,017           $4,886        $5,065        -               $74,420

      Net Income                         $28,034      $9,454           $2,999        $3,498        -               $43,985

      Earnings per share (basic)           $1.77       $0.60            $0.19         $0.22 (1)    -                 $2.78

      Segment Assets @ 12/31/03         $811,950    $240,345         $139,925      $117,856        -            $1,310,076

   (1)The amount of Unregulated EPS attributable to CHEC's other business activities was $0.01 per share, with the balance of $.21 per share resulting primarily from investment activity.

      CH Energy Group Segment Information - Quarter Ended December 31, 2004

                                              Regulated                  Unregulated
                                     ------------------------    ---------------------------
          ($000s Except                            Natural         Fuel Oil
      Earnings Per Share)             Electric       Gas         Distribution       Other        Elim(s).            Total
                                     ------------------------    ---------------------------   ----------   --------------
     Revenues from
        external customers              $100,743     $29,010          $71,283          $257        -              $201,293
      Intersegment revenues                    2          64          -             -               ($66)          -
                                     ------------------------    ---------------------------   ----------    --------------
               Total Revenues           $100,745     $29,074          $71,283          $257         ($66)         $201,293

      Earnings before income taxes        $9,480      $2,915           $2,410          $812        -               $15,617

      Net Income                          $5,675      $1,714           $1,449          $649        -                $9,487

      Earnings per share (basic)           $0.36       $0.11            $0.09         $0.04 (1)    -                 $0.60

      Segment Assets @ 12/31/04         $767,842    $260,797         $141,613      $116,752        -            $1,287,004

   (1)Earnings for Unregulated Other results primarily from investment activity.


     CH Energy Group Segment Information - Quarter Ended December 31, 2003

                                              Regulated                  Unregulated
                                     ------------------------    ---------------------------
          ($000s Except                            Natural         Fuel Oil
      Earnings Per Share)             Electric       Gas         Distribution       Other        Elim(s).            Total
                                     ------------------------    ---------------------------   ----------    --------------
      Revenues from
        external customers              $103,999     $27,005          $57,134          $379        -              $188,517
      Intersegment revenues                    1          86          -             -               ($87)          -
                                     ------------------------    ---------------------------   ----------    --------------

               Total Revenues           $104,000     $27,091          $57,134          $379         ($87)         $188,517

      Earnings before income taxes       $11,699      $4,504           $2,495          $760        -               $19,458

      Net Income                          $6,946      $2,410           $1,519          $586        -               $11,461

      Earnings per share (basic)           $0.44       $0.15            $0.10         $0.04 (1)    -                 $0.73

      Segment Assets @ 12/31/03         $811,950    $240,345         $139,925      $117,856        -            $1,310,076

   (1)The amount of Unregulated EPS attributable to CHEC's other business activities was $0.01 per share,  with the balance of $.03 per share resulting primarily from investment activity.
